[VISX LOGO}


NEWS RELEASE                                          COMPANY CONTACTS:
For Immediate Distribution                            Lola Wood:  (877) 463-6847
--------------------------                            E-Mail:  ir@visx.com
                                                      Web:  http://www.visx.com

                      VISX ANNOUNCES LITIGATION SETTLEMENTS

SANTA CLARA, CALIFORNIA, MAY 4, 2000 - VISX, INCORPORATED (Nasdaq NM Symbol:
VISX) announced today that it has achieved settlements of several lawsuits in which claims had been asserted against the Company.

Among the claims settled were the antitrust and other claims against VISX filed by Jon Dishler, DTC Eye Surgery Center, Inc., DTC Eye Associates, PC, Laser Institute of the Rockies, LLC, and TELCO The Excimer Laser Company Pty, Ltd. in the U.S. District court for the District of Colorado. The settlement also included a resolution of the claims filed in 1996 by Pillar Point Partners, Summit Partner, Inc. and VISX Partner, Inc. against those same parties.

Also settled was the action filed by John Taboada against Stephen Trokel, VISX, and VISX Partner, Inc. in the U.S. District Court for the Western District of Texas seeking, among other things, a declaration that Taboada is the inventor of VISX's U.S. Patent No. 5,108,388 (the "'388 Patent") and a payment of royalties received by VISX for the '388 Patent. In connection with the settlement, the parties have signed and will file with the court a stipulated judgment stating that Dr. Trokel is the sole inventor of the '388 Patent.

Finally, VISX has settled an action filed against it by a group of former clinical investigators of the system made by Taunton Technologies Corporation in which the plaintiffs alleged federal antitrust law violations, breach of contract, and unjust enrichment.

In connection with these settlements, VISX paid a total of approximately $12 million in one-time payments and related costs and fees. The Company plans to take a one-time litigation charge of approximately $0.12 per share after taxes in the quarter ended June 30, 2000.

         VISX is a worldwide leader in the development of refractive laser technology. VISX systems are commercially available in the United States and markets worldwide.

                                      #####